Exhibit 99.1

    Friendly Ice Cream Corporation Reports Fourth Quarter Results;
       Commences Tender Offer for 10 1/2% Senior Notes Due 2007

    WILBRAHAM, Mass.--(BUSINESS WIRE)--Feb. 19, 2004--Friendly Ice Cream Corporation (AMEX: FRN) today reported net income for the three-months-ended December 28, 2003 of $3.3 million, or $0.42 per share, compared to a net loss of $0.7 million, or $0.9 per share, reported for the three-months-ended December 29, 2002.
    Comparable systemwide restaurant sales increased 4.0% for the 2003 fourth quarter as compared to the prior year (3.3% increase for company restaurants and 5.7% increase for franchise restaurants). Including results of the current quarter, the Company has reported twelve consecutive quarters of positive comparable systemwide restaurant sales. Total company revenues for the three-months-ended December 28, 2003 were $135.1 million, an increase of 3.4%, as compared to total revenues of $130.7 million for the three-months-ended December 29, 2002.
    Effective December 31, 2003, all benefits accrued under the Company's noncontributory defined benefit pension plan have been frozen at the level attained on that date. As a result, the Company recognized a one-time non-cash pension curtailment gain of $8.1 million pre-tax ($4.8 after-tax or $0.62 per share) equal to the unamortized balances as of December 31, 2003 from all plan changes prior to that date. Simultaneously, the Company took a corresponding charge to its stockholders' deficit of $9.1 million ($5.4 million after-tax) offsetting the curtailment gain. This charge resulted from the accumulated benefit obligation exceeding the fair value of the pension plan assets as of December 31, 2003, the latest measurement date.
    Net income for the fiscal year December 28, 2003 was $10.2 million, or $1.34 per share compared to net income of $6.2 million, or $0.82 per share, reported for the year-ended December 29, 2002. As previously discussed, 2003 results include a one-time non-cash pension curtailment gain of $8.1 million pre-tax ($4.8 after-tax or $0.62 per share). The Company reported a corresponding charge to its stockholders' deficit of $9.1 million ($5.4 million after-tax) offsetting the curtailment gain. Results for 2002 included the favorable impact of $0.4 million pre-tax, or $0.03 per share, from the reduction of the Company's restructuring reserve.
    Total company revenues increased $9.4 million, or 1.6%, to $579.8 million for the year-ended December 28, 2003 from $570.4 million for the same period in 2002. Year-to-date, comparable systemwide restaurant sales increased 3.1% (2.3% increase for company restaurants and 5.3% increase for franchise restaurants). Case volume in the Company's retail supermarket business increased 2.7% in 2003 when compared to the prior year.
    "We are very pleased with the Company's continued revenue growth and profitability," stated John L. Cutter, Chief Executive Officer and President of Friendly Ice Cream. "Twelve consecutive quarters of positive comparable systemwide restaurant sales is the result of continued improvements to guest satisfaction and targeted marketing. Guest satisfaction, supported by training initiatives and management incentive programs, continues to be the top priority for Friendly's. The recently completed re-franchising of ten company-operated restaurants in Orlando to an existing franchisee, along with an agreement to open up to 25 new restaurants, will help to expand franchise development and growth in the state of Florida."
    Cutter continued, "During the fourth quarter, we continued to refine the look and capital efficiency of our Impact program by re-modeling eight company restaurants. The Impact program enhances the guest experience by improving the appearance of our restaurants and reinforces our 68-year ice cream heritage. Also during the quarter, we opened two new company restaurants and our franchisees opened three new franchise restaurants. For the year, three new company restaurants opened and our franchisees opened six new franchise restaurants."

    Business Segment Results

    In the 2003 fourth quarter, pre-tax income in the restaurant segment was $5.5 million, or 5.2% of restaurant revenues, compared to $6.8 million, or 6.6% of restaurant revenues, in the fourth quarter 2002. The decrease in pre-tax income was the result of an increase in restaurant labor and fringe benefit costs and higher expenses for advertising, depreciation, employment recruitment fees for field management positions and pre-opening costs associated with the opening of two company restaurants during the quarter. Partially offsetting these costs was a 3.3% improvement in comparable company restaurant sales, lower maintenance costs and a decrease in general liability insurance claims.
    Pre-tax income in the Company's foodservice segment was $3.5 million in the fourth quarter of 2003 compared to $2.6 million in the fourth quarter 2002. The increase was mainly due to increased sales to franchisees and to retail supermarket customers. Retail case volume increased by 0.2% in the fourth quarter.
    Pre-tax income in the franchise segment increased in the fourth quarter to $1.4 million from $1.2 million in the prior year. The increase is mainly due to higher royalty revenue from increased comparable franchise restaurant sales of 5.7% for the quarter.
    Corporate expenses of $12.4 million in the fourth quarter of 2003 increased by $0.1 million, or 1%, as compared to the fourth quarter of 2002 primarily due to higher employment recruitment costs, increased legal fees and a reduction in the benefit realized from the Company's pension plan when compared to the prior year. These increases were partially offset by depreciation expense and lower interest expense resulting from reduced debt levels.

    Tender Offer

    On February 17, 2004, the Company announced that it has commenced a cash tender offer for all $176.0 million outstanding principal amount of its 10 1/2% Senior Notes due 2007. The Company intends to fund the tender offer through a private offering of a new series of approximately $165.0 million of senior notes, available cash and borrowings under its revolving credit facility. The Company has obtained an amendment to its existing $30.0 million revolving credit facility to increase the amount which may be borrowed under the revolver to $45.0 million and to extend the term to June 2007. The tender offer and the effectiveness of the amendment to the credit facility are subject to a number of conditions including completion of the offering of the new senior notes.

    Franchising Agreement

    On January 15, 2004, the Company entered into an agreement with an existing franchisee, Central Florida Restaurants LLC, to grant certain limited exclusive rights to operate and develop Friendly's restaurants in designated areas within the Orlando, Florida market. The franchisee purchased certain equipment assets, lease and sublease rights and franchise rights in ten existing company operated restaurants. The agreement includes a commitment to open an additional ten restaurants over the next six years with an option for fifteen more restaurants in the following five years. Gross proceeds from the sale were approximately $3.2 million. The Company expects to record a gain on this transaction of approximately $0.7 million in the first quarter of 2004. The cash proceeds will be used to reduce debt, subject to the terms of the revolving credit facility.

    An investor conference call to review fourth quarter 2003 results will be held on Friday, March 5, 2004 at 2:00 P.M. Eastern Time. The conference call will be broadcast live over the Internet and will be hosted by John Cutter, Chief Executive Officer and President. To listen to the call, go to the Investor Relations section of the Company's website located at www.friendlys.com, or go to www.streetevents.com. An online replay will be available approximately one hour after the conclusion of the call.

    Friendly Ice Cream Corporation is a vertically integrated restaurant company serving signature sandwiches, entrees and ice cream desserts in a friendly, family environment in over 530 company and franchised restaurants throughout the Northeast. The company also manufactures ice cream, which is distributed through more than 4,500 supermarkets and other retail locations. With a 68-year operating history, Friendly's enjoys strong brand recognition and is currently remodeling its restaurants and introducing new products to grow its customer base. Additional information on Friendly Ice Cream Corporation can be found on the Company's website (www.friendlys.com).


                         Friendly Ice Cream Corporation
                      Consolidated Statements of Operations
                 (In thousands, except per share and unit data)

                                Quarter Ended          Year Ended
                           ----------------------- -------------------
                              Dec 28,     Dec 29,   Dec 28,    Dec 29,
                               2003         2002      2003       2002
                           -------------------------------------------
                           (unaudited) (unaudited)

Restaurant revenues          $105,983    $103,535  $459,758  $454,569
Foodservice revenues           26,813      25,038   110,190   106,331
Franchise revenues              2,286       2,130     9,822     9,472
                           ----------- ----------- --------- ---------

REVENUES                      135,082     130,703   579,770   570,372

COSTS AND EXPENSES:
  Cost of sales                49,354      46,347   207,071   202,418
  Labor and benefits           39,656      38,029   166,982   161,647
  Operating expenses           25,538      26,649   108,322   108,829
  General and
   administrative expenses     10,932      10,585    41,657    39,462
  Pension curtailment
   gain                        (8,113)          -    (8,113)        -
  Reduction of
   restructuring reserve            -           -         -      (400)
  Write-downs of property
   and equipment                    -         545        26       976
  Depreciation and
   amortization                 5,775       5,351    22,539    24,521
Gain on franchise sales of
 restaurant operations and
 properties                         -        (696)        -      (675)
Loss on dispositions of
 other property
 and equipment, net               545          87     2,044       578
                           ----------- ----------- --------- ---------

OPERATING INCOME               11,395       3,806    39,242    33,016

Interest expense, net           5,915       6,106    24,157    24,870
                           ----------- ----------- --------- ---------

INCOME (LOSS) BEFORE
 (PROVISION FOR)
  BENEFIT FROM INCOME TAXES     5,480      (2,300)   15,085     8,146

(Provision for) benefit
 from income taxes             (2,210)      1,592    (4,899)   (1,959)
                           ----------- ----------- --------- ---------

NET INCOME (LOSS)              $3,270       $(708)  $10,186    $6,187
                           =========== =========== ========= =========


NET INCOME (LOSS) PER SHARE:
  Basic                         $0.44      $(0.09)    $1.37     $0.84
                           =========== =========== ========= =========
  Diluted                       $0.42      $(0.09)    $1.34     $0.82
                           =========== =========== ========= =========

WEIGHTED AVERAGE SHARES:
  Basic                         7,476       7,390     7,447     7,372
                           =========== =========== ========= =========
  Diluted                       7,710       7,390     7,609     7,551
                           =========== =========== ========= =========

NUMBER OF COMPANY UNITS:
Beginning of period               380         389       387       393
Openings                            2           -         3         -
Closings                           (2)         (2)      (10)       (6)
                           ----------- ----------- --------- ---------
End of period                     380         387       380       387
                           =========== =========== ========= =========

NUMBER OF FRANCHISED UNITS:
Beginning of period               161         162       162       167
Openings                            3           1         6         5
Closings                           (1)         (1)       (5)      (10)
                           ----------- ----------- --------- ---------
End of period                     163         162       163       162
                           =========== =========== ========= =========


                         Friendly Ice Cream Corporation
                      Consolidated Statements of Operations
                          Percentage of Total Revenues

                                   Quarter Ended        Year Ended
                              ----------------------- ---------------
                                 Dec 28,     Dec 29, Dec 28,  Dec 29,
                                   2003        2002    2003     2002
                              ----------------------------------------
                              (unaudited) (unaudited)

Restaurant revenues                78.5 %      79.2 %  79.3 %  79.7 %
Foodservice revenues               19.8 %      19.2 %  19.0 %  18.6 %
Franchise revenues                  1.7 %       1.6 %   1.7 %   1.7 %
                              ----------- ----------- ------- -------

REVENUES                          100.0 %     100.0 % 100.0 % 100.0 %

COSTS AND EXPENSES:
  Cost of sales                    36.5 %      35.5 %  35.7 %  35.5 %
  Labor and benefits               29.4 %      29.1 %  28.8 %  28.3 %
  Operating expenses               18.9 %      20.3 %  18.7 %  19.1 %
  General and administrative
   expenses                         8.1 %       8.1 %   7.2 %   6.9 %
  Pension curtailment gain         (6.0)%          -   (1.4)%      -
  Reduction of restructuring
   reserve                             -           -       -   (0.1)%
  Write-downs of property and
   equipment                           -        0.4 %      -    0.2 %
  Depreciation and
   amortization                     4.3 %       4.1 %   3.9 %   4.3 %
Gain on franchise sales of
 restaurant
  operations and properties            -       (0.5)%      -   (0.1)%
Loss on dispositions of other
 property
  and equipment, net                0.4 %       0.1 %   0.3 %   0.1 %
                              ----------- ----------- ------- -------

OPERATING INCOME                    8.4 %       2.9 %   6.8 %   5.8 %

Interest expense, net               4.4 %       4.6 %   4.2 %   4.4 %
                              ----------- ----------- ------- -------

INCOME (LOSS) BEFORE
 (PROVISION FOR)
  BENEFIT FROM INCOME TAXES         4.0 %      (1.7)%   2.6 %   1.4 %

(Provision for) benefit from
 income taxes                      (1.6)%       1.2 %  (0.8)%  (0.3)%
                              ----------- ----------- ------- -------

NET INCOME (LOSS)                   2.4 %      (0.5)%   1.8 %   1.1 %
                              =========== =========== ======= =======


                         Friendly Ice Cream Corporation
                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                         December 28,    December 29,
                                             2003           2002
                                         -------------  -------------

                 Assets

 Current Assets:
   Cash and cash equivalents                  $25,631        $34,341
   Other current assets                        35,910         38,964
                                         -------------  -------------
 Total Current Assets                          61,541         73,305

 Property and Equipment, net                  167,109        158,373

 Intangibles and Other Assets, net             23,802         25,520
                                         -------------  -------------

                                             $252,452       $257,198
                                         =============  =============


                Liabilities and Stockholders' Deficit

 Current Liabilities:
   Current maturities of debt, capital
     lease and finance obligations             $2,038         $2,393
   Other current liabilities                   63,680         70,344
                                         -------------  -------------
 Total Current Liabilities                     65,718         72,737

 Deferred Income Taxes                          1,289          1,533

 Capital Lease and Finance Obligations          5,773          5,044

 Long-Term Debt                               227,937        231,830

 Other Long-Term Liabilities                   49,761         49,756

 Stockholders' Deficit                        (98,026)      (103,702)
                                         -------------  -------------

                                             $252,452       $257,198
                                         =============  =============


                         Friendly Ice Cream Corporation
                     Selected Segment Reporting Information:
                                 (in thousands)

                                  For the Three
                                   Months Ended    For the Year Ended
                               ---------------------------------------
                               December December   December  December
                                   2003  2002 (1)      2003   2002 (1)
                               ------------------ --------------------
Revenues before elimination of
 intersegment revenues:
Restaurant                     $105,983 $103,535   $459,758  $454,569
Foodservice                      57,002   53,971    240,313   233,978
Franchise                         2,286    2,130      9,822     9,472
                               ------------------ --------------------
Total                          $165,271 $159,636   $709,893  $698,019
                               ================== ====================

Intersegment revenues:
Foodservice                    $(30,189)$(28,933) $(130,123)$(127,647)
                               ================== ====================

Revenues:
Restaurant                     $105,983 $103,535   $459,758  $454,569
Foodservice                      26,813   25,038    110,190   106,331
Franchise                         2,286    2,130      9,822     9,472
                               ------------------ --------------------
Total                          $135,082 $130,703   $579,770  $570,372
                               ================== ====================

EBITDA (2):
Restaurant (3)                   $9,528  $10,149    $51,319   $52,505
Foodservice (3)                   4,358    3,406     18,378    17,809
Franchise (3)                     1,431    1,242      6,763     6,240
Corporate (3)                    (5,547)  (4,999)   (20,566)  (18,455)
(Loss) gain on property and
 equipment, net, excluding
 write-downs of property
 and equipment                     (713)     (96)    (2,200)       14
Reversal of restructuring
 expenses                             -        -          -       400
Less pension benefit included
 in reporting segments             (281)    (512)    (1,131)   (2,718)
                               ------------------ --------------------
Total                            $8,776   $9,190    $52,563   $55,795
                               ================== ====================

Interest expense, net            $5,915   $6,106    $24,157   $24,870
                               ================== ====================

Depreciation and amortization:
Restaurant                       $3,995   $3,355    $15,407   $15,361
Foodservice                         846      789      3,099     3,258
Franchise                            37       49        153       251
Corporate                           897    1,158      3,880     5,651
                               ------------------ --------------------
Total                            $5,775   $5,351    $22,539   $24,521
                               ================== ====================

Other non cash expenses:
   Pension curtailment gain     $(8,113)      $-    $(8,113)       $-
Pension benefit                    (281)    (512)    (1,131)   (2,718)
Write-downs of property and
 equipment                            -      545         26       976
                               ------------------ --------------------
Total                           $(8,394)     $33    $(9,218)  $(1,742)
                               ================== ====================

Income (loss) before provision
 for income taxes:
Restaurant (3)                   $5,533   $6,794    $35,912   $37,144
Foodservice (3)                   3,512    2,617     15,279    14,551
Franchise (3)                     1,394    1,193      6,610     5,989
Corporate (3)                   (12,359) (12,263)   (48,603)  (48,976)
                               ------------------ --------------------
                                 (1,920)  (1,659)     9,198     8,708
(Loss) gain on property and
 equipment, net, excluding
 write-downs of property
 and equipment                     (713)    (641)    (2,226)     (962)
Pension curtailment gain          8,113        -      8,113         -
Reversal of restructuring
 expenses                             -        -          -       400
                               ------------------ --------------------
Total                            $5,480  $(2,300)   $15,085    $8,146
                               ================== ====================

    (1) Certain amounts have been reclassified to conform with the current period presentation.

    (2) EBITDA represents net income before (i) benefit from income taxes, (ii) interest expense, net, (iii) depreciation and amortization, (iv) write-downs of property and equipment, (v) pension curtailment gain and net periodic pension benefit and (vi) other non-cash items. The Company has included information concerning EBITDA in this schedule and its Form 10-Q because the Company's management incentive plan pays bonuses based on achieving EBITDA targets and the Company believes that such information is used by certain investors as one measure of a company's historical ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, earnings (loss) from operations or other traditional indications of a company's operating performance.

    (3) Amounts are prior to gains (losses) on property and equipment

    CONTACT: Friendly Ice Cream Corporation
             Investors:
             Deborah Burns, 413-543-2400 Ext. 3317
             or
             Media:
             Maura Tobias, 413-543-2400 Ext. 2814